United States
Securities and Exchange Commission
Washington, DC 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 13, 2010
FEDERAL SIGNAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-6003	36-1063330

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

1415 W. 22nd Street, Oak Brook, Illinois	60523

(Address of Principal Executive Offices)	(Zip Code)
(630) 954-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreement.
On January 13, 2010, Federal Signal Corporation (the “Company”) entered into a definitive arrangement agreement (the “Arrangement Agreement”) pursuant to which the Company will acquire all of the issued and outstanding common shares of Sirit Inc., a corporation existing under the laws of the Territory of Yukon, Canada (“Sirit”), by way of a court approved plan of arrangement under the Business Corporations Act (Ontario) (the “Arrangement”) for cash consideration of CDN $0.30 per share.
Under the Arrangement Agreement, at the effective time of the Arrangement (i) Sirit’s shareholders (other than those Sirit shareholders who properly exercise dissent rights and are entitled to receive fair value for their Sirit common shares) will receive CDN $0.30 per Sirit common share; and (ii) holders of outstanding Sirit stock options having an exercise price less than CDN $0.30 per share will be entitled to receive an amount per Sirit stock option equal to the difference between the CDN $0.30 and the exercise price in respect of such Sirit stock option. The transaction has a total equity value of approximately CDN$49.5 million (US$48.0 million).
Certain executive officers, directors and shareholders of Sirit owning approximately 28% of the outstanding common shares of Sirit have entered into a voting and lock-up agreement with the Company under which they have agreed to vote their shares in favor of the Arrangement.
The Arrangement Agreement contains customary terms and conditions for a transaction of this nature, including a prohibition upon Sirit from soliciting or initiating any discussion concerning any other business combination or similar transaction, the right of the Company to match any unsolicited superior proposal received by Sirit and a termination fee of CDN$1.5 million payable to the Company by Sirit in certain circumstances.
The closing of the Arrangement is subject to the satisfaction of certain closing conditions, including, among others, obtaining certain court approvals as well as the approval of Sirit’s shareholders. For the Arrangement to proceed, a special resolution approving the Arrangement must be approved by not less than two-thirds of the votes cast by Sirit’s shareholders. The transaction is not subject to financing. The Company intends to finance the transaction through cash on hand and existing bank lines of credit. The transaction is expected to close during the first quarter of calendar year 2010.
The foregoing description of the Arrangement Agreement and the Arrangement is qualified in its entirety by reference to the full terms and conditions of the Arrangement Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
On January 14, 2010, the Company issued a press release announcing the execution of the definitive Arrangement Agreement with Sirit.
The press release is attached hereto as Exhibit 99.1. The press release and the information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 as amended, or otherwise subject to the liabilities of that Section. The press release and the information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

10.1	Arrangement Agreement dated January 13, 2010 between Federal Signal Corporation, 1815351 Ontario Limited and Sirit Inc.

99.1	Federal Signal Press Release dated January 14, 2010 announcing definitive arrangement agreement to acquire Sirit Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL SIGNAL CORPORATION
Date: January 15, 2010	By:	/s/ William Barker
William Barker
Senior Vice President and Chief Financial Officer